Exhibit (d)
WARRANT TENDER AGREEMENT

This Warrant Tender Agreement (this "Agreement") is dated as of June 10, 2010, among Essex Rental Corp., a Delaware corporation (the "Company"), and Aria Master Fund Ltd. (the "Warrant Holder").

WHEREAS, the Company is engaged in the offer described in the Offer Letter, dated May 10, 2010, filed as Exhibit (a)(1) to the Schedule TO of the Company filed with the Securities and Exchange Commission on May 10, 2010, as amended (the "Schedule TO") , pursuant to which the holders of up to 8,000,000 of the Company's warrants (the "Warrants") to purchase the common stock (the "Common Stock"), par value $.0001 per share, of the Company, are entitled to tender their Warrants in exchange for Common Stock, subject to the terms and conditions set forth in the Offer Letter;

WHEREAS, the Offer (as defined in the Offer Letter) provides that holders of the Company's Warrants will receive two (2) shares of Common Stock in exchanged for every seven (7) Warrants tendered by such holder pursuant to the Offer;

WHEREAS, the Company desires to amend the terms of the Offer to, among other things, extend the Expiration Date (as defined in the Offer Letter) and provide that holders of Warrants will receive one (1) share of Common Stock for every three (3) Warrants tendered by such Holder in the Offer (collectively, the "Amended Terms"); and

WHEREAS, in order to induce the Company to amend the Offer to reflect the Amended Terms, the Warrant Holder has agreed to tender the Subject Warrants (as hereinafter defined) beneficially owned by the Warrant Holder in accordance with the terms and provisions of this Agreement and the Offer Letter, as amended or supplemented to give effect to the Amended Terms (the Offer Letter, as so amended, together with the related Letter of Transmittal described therein, the "Amended Offer").

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Warrant Holder agree as follows:

1.           No later than 5:00 p.m. on the fifth (5) business day (the "Tender Date") following the date on which the Company files an Amendment to the Schedule TO reflecting the Amended Terms, the Warrant Holder shall validly tender for exercise pursuant to and in accordance with the terms and conditions of the Amended Offer a number of Warrants equal to or greater than the number of Warrants set forth opposite the Warrant Holder's name in Schedule I hereto (the "Subject Warrants").  The Warrant Holder shall not withdraw the tender of any of the Subject Warrants at any time prior to June 30, 2010; provided, however, that the Warrant Holder shall have the right to withdraw its tender of such portion of the Subject Warrant as is required to prevent the Warrant Holder from collectively owning more than 19.9% of the Company's issued and outstanding common stock after giving effect to the completion of the Amended Offer; provided further, that for purposes of the calculation in the foregoing proviso, and for the avoidance of doubt, the shares of Common Stock owned by the Warrant Holder shall only include (i) shares of Common Stock owned of record or in "street name" by the Warrant Holder as of the Expiration Date (including shares of Common Stock forming a constituent part of any of the Company's Units owned by the Warrant Holder as of the Expiration Date); and (ii) shares of Common Stock issued to (or for the account of) the Warrant Holder pursuant to the Amended Offer, but shall not include shares of Common Stock underlying any Warrants owned of record or in street name by the Warrant Holder which are not tendered pursuant to the Amended Offer, or are tendered and subsequently withdrawn pursuant to the Amended Offer and in accordance with this Section 1.

2.           The Warrant Holder acknowledges that pursuant to the Amended Offer the Company will accept a maximum of 8,000,000 Warrants validly tendered by holders of the Warrants, and, if the Amended Offer is oversubscribed because more than 8,000,000 Warrants are validly tendered in the Amended Offer and not validly withdrawn prior to the Expiration Date, the Company will accept the Warrants tendered by all holders of the Warrants (including the Warrant Holder) on a pro rata basis, based on the ratio of the number of Warrants validly tendered and not validly withdrawn by the Warrant Holder to the total number of Warrants validly tendered and not validly withdrawn by all holders of the Warrants, all in accordance with the proration provisions set forth in the Offer Letter.

3.           The Warrant Holder hereby represents and warrants to the Company as follows:

(a) The Warrant Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Warrant Holder, and the performance by the Warrant Holder of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of the Warrant Holder. This Agreement has been duly executed by the Warrant Holder and constitutes the valid and legally binding obligation of the Warrant Holder, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally.

(b)           The Warrant Holder has independently evaluated the merits of its decision to exercise its Warrants as provided in this Agreement and in accordance with the Offer Letter (as the same shall be amended to reflect the Amended Terms), such decision has been independently made by the Warrant Holder and the Warrant Holder confirms that it has only relied on the advice of its own business and/or legal counsel and not on the advice of the Company or its counsel.

(c)           The Warrant Holder (i) understands that there may exist material non-public information concerning the business, affairs  or financial condition of the Company that has not been made available to the Warrant Holder or disclosed to the Warrant Holder by the Company, and that the Company has made no representations to the Warrant Holder concerning the Company or its business, affairs, financial condition or plans or proposals, (ii) has determined to enter into this Agreement even though the Warrant Holder does not have any such information described in clause (i) above, having made its own investment decision and not relying on the absence of any such information or any such representation from the Company, and (iii) waives any claims it may have or may hereafter possess against the Company for failure to disclose to the Warrant Holder any such material non-public information. The Warrant Holder (i) understands that the Company is relying on the truth of the Warrant Holder's representations and agreements set forth in this Section 3 and (ii) irrevocably authorizes the Company to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

4.           The Warrant Holder covenants and agrees that it shall not purchase or sell, or cause to be purchased or sold any of the Company's securities for a period commencing immediately upon the execution of this Agreement and ending two business days following the filing of an amendment to the Schedule TO reflecting the Amended Terms and the existence and material terms of this Agreement.

5.           The Warrant Holder acknowledges and agrees that nothing contained in this Agreement is intended to obligate, and shall not obligate, the Company to amend the terms of the Offer (on the Amended Terms or otherwise).

6.           Except as expressly provided herein, including, without limitation, the agreements and restrictions set forth in Section 1 of this Agreement, nothing contained in this Agreement shall prohibit the Warrant Holder from participating in any amended or additional tender offer made by the Company to the holders of the Warrants upon the same terms and conditions that may be offered to the other holders of the Warrants pursuant to such amended or additional offer.

7.           This Agreement shall terminate upon the earlier to occur of (i) June 30, 2010 and (ii) the filing by the Company with the Securities and Exchange Commission of an amendment to the Offer which results in fewer than one share of Common Stock being issuable in exchange for every three Warrants tendered in the Offer.

8.           Miscellaneous.

(a)           Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

(b)           Amendments; Waivers. No provision of this Agreement may be amended or waived except in a written instrument signed by the waiving party or, in the case of an  amendment, by the Company and the Warrant Holder.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(c)           Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(e)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(f)           Survival. The representations, warranties, agreements and covenants contained herein shall survive the tender of the Warrants and the issuance of Common Stock in connection therewith.

(g)           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Tender Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ARIA MASTER FUND LTD.

By:	/s/ Edward Latessa

ESSEX RENTAL CORP.

By:	/s/ Martin A. Kroll

Schedule I

Warrant Holder	Number of Warrants

ARIA MASTER FUND LTD	1,493,850